Exhibit 10.3

PROCAPS GROUP, S.A.

SUBSCRIPTION AGREEMENT

by and between

Procaps Group, S.A.

and

Compañía de Seguros de Vida Consorcio Nacional de Seguros S.A.

as of April 3, 2025

Procaps Group, S.A.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of April 3, 2025 (the “Effective Date”), by and between Procaps Group, S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B253360 (the “Company”), and Compañía de Seguros de Vida Consorcio Nacional de Seguros S.A., a sociedad anónima incorporated and existing under the laws of the Republic of Chile (the “Investor”). Capitalized terms shall have the meaning assigned to such terms in Section 2 and throughout the rest of this Agreement.

The parties hereby agree as follows:

1. Issuance, Subscriptions and Closing.

1.1 Issuance of Shares and Payment of Subscription Amount. Subject to the terms and conditions of this Agreement, the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, that number of Ordinary Shares of the Company (rounded down to the nearest whole Ordinary Share) (the “Shares”) equal to the quotient obtained by dividing US$10,000,000 (the “Subscription Amount”) by US$0.06313 per Ordinary Share (the “Price Per Share”). The Investor agrees to pay to the Company on or prior to the Closing, in exchange for the issuance and sale of the Shares, the Subscription Amount.

1.2 Closing. The closing of the subscription and purchase, and the sale and issuance, of the Shares shall take place remotely via the exchange of documents and signatures on the date the conditions set forth in Section 5 and Section 6 (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in writing by the applicable party hereto, or at such other time and place as the Company and the Investor mutually agree upon in writing (which time and place are designated as the “Closing”). The Company shall notify the Investor no later than two (2) Business Days prior to the satisfaction of the conditions set forth in Section 5 (other than conditions that by their nature are to be satisfied at the Closing itself). All proceedings to be taken and all documents to be executed and delivered by the Company and the Investor at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date.”

1.3 Deliveries.

(a) Deliveries by the Investor. Upon the satisfaction or waiver by the Investor of the conditions set forth in Section 5 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver by the Investor of those conditions at the Closing), the Investor shall deliver, or cause to be delivered, to the Company:

(i) no later than five (5) Business Days prior to the Closing, know your customer (KYC) forms and other information required (A) under Luxembourg Law for the issuance of the Shares to the Investor and (B) by the Company’s transfer agent to deliver the records evidencing ownership of the Shares by the Investor (the “Transfer Agent Records”);

(ii) on the Closing, a subscription form in the form attached hereto as Exhibit A, duly completed and executed by the Investor for the Shares being subscribed for by the Investor;

(iii) on or prior to the Closing, the full Subscription Amount by wire transfer of immediately available funds in U.S. dollars to the bank account designated by the Company, to be informed by the Company to the Investor in writing no later than two (2) Business Days prior to the Closing;

(iv) on the Closing, a counterpart signature to the joinder to the Investors’ Registration Rights Agreement, duly executed by the Investor; and

(v) on the Closing, a certificate duly executed by an officer or authorized representative of the Investor as of the Closing Date, certifying that the conditions specified in Section 6.1 and Section 6.2 have been satisfied.

(b) Deliveries by the Company. Upon the satisfaction or waiver by the Company of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver by the Company of those conditions at the Closing), the Company shall deliver or cause to be delivered to the Investor:

(i) on the Closing, after payment in full of the Subscription Amount by the Investor to the Company, evidence reasonably satisfactory to the Investor of the issuance to the Investor of the Shares;

(ii) on or prior to the Closing, a certified copy of the minutes of the Company Shareholders’ Meeting evidencing the Company Shareholders’ Approval;

(iii) on or prior to the Closing, a copy of the Board Resolutions;

(iv) on the Closing, a copy of the Transfer Agent Records;

(v) on the Closing, evidence of registration of the Investor in the register of shareholders of the Company as the owner of the Shares;

(vi)  on the Closing, copies of the Binding Debt Restructuring Documents, duly executed by the Category Four Lenders and the Group Companies party thereto;

(vii) on the Closing, evidence that all amounts outstanding under the Hoche Secured Convertible Notes have been converted into Ordinary Shares;

(viii) on the Closing, a counterpart signature to the joinder by the Investor to the Investors’ Registration Rights Agreement, duly executed by the Company; and

(ix) on the Closing, a certificate duly executed by an officer or authorized representative of the Company as of the Closing Date, certifying that the conditions specified in Section 5.1 and Section 5.2 have been satisfied.

1.4 Investor Questionnaire. The Investor shall complete and deliver to the Company the Accredited Investor Status Questionnaire, the form of which is attached hereto as Exhibit B (“Investor Questionnaire”), together with the execution and delivery of this Agreement.

1.5 Use of Proceeds. The proceeds from the issuance and sale of the Shares shall be used (i) to fund the working capital needs of the Group Companies, (ii) for the payment of existing indebtedness of the Group Companies owed to the Category Four Lenders and other financial creditors as part of the Debt Restructuring, and (iii) to pay the Group Companies’ vendors, suppliers and third-party advisors, including the payment as soon as reasonably practicable of all debt owed to suppliers; provided, for the avoidance of doubt, that such proceeds will not be used to acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof.

2. Defined Terms Used in this Agreement. In addition to the terms defined above (or elsewhere in this Agreement), the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Becaril” means Becaril, S.A., a Uruguayan corporation (sociedad anónima).

(c) “Board” means the board of directors of the Company.

(d) “Board Resolutions” means the resolutions to be adopted by the Board on the Closing in order to inter alia issue the Shares on the Closing Date.

(e) “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the Grand Duchy of Luxembourg or in New York, NY, are authorized by Law to close.

(f) “Category Four Lenders” means, collectively, The Prudential Insurance Company of America, Fortitude Life Insurance & Annuity Company (f/k/a Prudential Annuities Life Assurance Corporation), Cigna Health and Life Insurance Company, Bancolombia S.A., Banco Davivienda S.A., Banco BTG Pactual S.A. – Cayman Branch, and Banco BTG Pactual Colombia S.A.

(g) “Category Four Loan Agreements” means those certain agreements described in Schedule 2(g) attached hereto and entered into by certain Group Companies and the Category Four Lenders.

(h) “Chemo” means Chemo Project SA, a Swiss corporation (società anonima).

(i) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

(j) “Company’s Knowledge” means the actual knowledge of any of Melissa Angelini (Co-Chief Executive Officer), Alejandro Weinstein (Chairman of the Board of Directors), Nicolas Weinstein (Director), Camilo Camacho (Co-Chief Executive Officer), Maria Alejandra Molina (Corporate Director Legal Compliance), Natalia Caballero (Corporate Manager of Legal Affairs), and Mario Lopez (Financial Resources Director).

(k) “Company Shareholders’ Approval” means the approval of the shareholders of the Company, at the Company Shareholders’ Meeting, to inter alia increase the authorized share capital to allow the Company to issue new Ordinary Shares (A) in the Equity Raise, (B) upon the conversion of the Hoche Secured Convertible Notes, (C) upon the exercise of the Hoche Warrant; and (D) to issue new Ordinary Shares in implementation of the Debt Conversion.

(l) “Company Shareholders’ Meeting” means the extraordinary general meeting of shareholders held on March 24, 2025, in accordance with the terms set forth in the convening notice published by the Company in the Luxemburger Wort and the electronic gazette Recueil Electronique des Sociétés et Associations, for the purpose of obtaining the Company Shareholders’ Approval.

(m) “Encumbrance” means any mortgage, lien, pledge, charge, right of first refusal, encumbrance, deed of trust, easement, encroachment, restriction on the right to vote, sell, transfer or otherwise dispose of any capital stock, other voting securities, properties and assets, or any other security interest or rights of third parties or any agreement to create any of the foregoing.

(n) “Equity Raise” means the Company’s private offering of Ordinary Shares to “accredited investors,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, in a transaction that is, or a series of transactions that are (including the subscription and issuance of the Shares pursuant hereto) exempt from registration under the Securities Act and occur on or prior to the consummation of the Debt Restructuring, for an aggregate amount of no more than US$90,000,000 (which, for the avoidance of doubt, excludes the proceeds received in connection with the issuance of the Hoche Secured Convertible Notes).

(o) “ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

(p) “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Group Company under section 414 of the Code.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r) “Flying Fish Ventures” means Flying Fish Ventures L.P., a Canadian limited partnership.

(s) “Fraud” means conduct consisting of all of the following elements: (A) representation made of material fact, (B) that was untrue, (C) which the party making the representation knew to be untrue at the time such representation was made, (D) with the intent to deceive and for the purpose of inducing the recipient to act upon it, (E) on which the recipient relied and (F) as a result of such reliance, the recipient suffered Losses.

(t) “Governmental Authority” means any sovereign government or any political subdivision thereof, whether federal, state or municipal, any legislative or judicial body, or autonomous constitutional body and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(u) “Group Companies” means the Company and all of its Subsidiaries, collectively.

(v) “Hoche” means Hoche Partners Pharma Holding S.A., a public limited company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 58, rue Charles Martel, L-2134 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 206416.

(w) “Hoche Secured Convertible Notes Assignment Agreements” means those certain Assignment and Assumption Agreements to be entered into between Hoche and each of the Flying Fish Ventures, ST Commercial, Santana, Chemo and Becaril, and acknowledged by the Company, pursuant to which Hoche shall assign to such Persons certain of its rights, title, and interest in and to the Hoche Secured Convertible Note Subscription Agreement and the Hoche Secured Convertible Notes.

(x) “Hoche Secured Convertible Note Subscription Agreement” means that certain Secured Convertible Note Subscription Agreement dated November 29, 2024, between the Company and Hoche, as amended on the Effective Date and from time to time, and pursuant to which the Company issued the Hoche Secured Convertible Notes.

(y) “Hoche Secured Convertible Notes” means (i) that certain Secured Convertible Note issued by the Company to Hoche on November 29, 2024, in the principal amount of US$20,000,000, and (ii) that certain Secured Convertible Note issued by the Company to Hoche on December 27, 2024, in the principal amount of US$20,000,000.

(z) “Hoche Warrant” means the warrant issuable to Hoche upon conversion of the Hoche Secured Convertible Notes, in a “warrant amount” of US$10,000,000.

(aa) “Hoche Warrant Assignment Agreements” means those certain Assignment and Assumption Agreements to be entered into between Hoche and each of the Flying Fish Ventures, ST Commercial, Santana, Chemo and Becaril, and acknowledged by the Company, pursuant to which Hoche shall assign to such Persons certain of its rights, title, and interest in and to the Hoche Warrant issuable upon conversion of the Hoche Secured Convertible Notes.

(bb) “Indemnification Agreements” means those certain indemnification agreements pursuant to which the Company shall agree to indemnify and hold harmless each director of the Company.

(cc) “Intellectual Property” means any and all patents, utility models, copyrights and copyrightable works, trademarks, domain names, and all registrations and applications of the foregoing and trade secrets.

(dd) “Internal Investigation” means the internal investigation of the Group Companies initiated by the Company’s Audit Committee with the assistance of external advisors into matters involving the Company’s historical accounting treatment and associated financial statement disclosure.

(ee) “Investors’ Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement among the Company and certain shareholders of the Company, to be entered into substantially in the form of Exhibit C;

(ff) “Judgment” means, with respect to any Person, any judgment, order, injunction, writ, award or decree of any Governmental Authority or arbitration tribunal applicable to such Person or any of its Subsidiaries or any of their respective properties or assets.

(gg) “Law” or “Laws” means any foreign, federal, state, provincial or local laws, statutes, codes, ordinances, rules, regulations, resolutions or Judgments issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(hh) “Losses” means any actual damages, losses, claims, liabilities, demands, charges, suits, penalties, fees, Taxes, interest, costs and expenses (including out-of-pocket costs of investigation and defense and reasonable out-of-pocket attorneys’ fees and disbursements and expenses of experts). “Losses” shall exclude any consequential, incidental and indirect damages, lost profits, loss of business reputation or opportunity, and punitive, special and exemplary damages and, in particular, no “diminution in value”, “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

(ii) “Material Adverse Effect” means any change, event, state of facts, circumstance, condition, or effect that results, or would reasonably be expected to result, in a material and significant Loss or detriment to the condition (financial or otherwise), results of operations, properties, assets, relationships with suppliers or business of the Group Companies taken as a whole, provided, however, in no event shall any fact, circumstance, condition, event, change, development, occurrence or effect constitute or be taken into account in determining the occurrence of a Material Adverse Effect if it relates to, arises out of or results from (i) general economic, social or political conditions, (ii) changes in the financing, banking, trade, currency or capital markets in general; (iii) changes in applicable Laws or changes in accounting statutes, requirements or principles that are enacted and become valid after the Effective Date; (iv) matters generally affecting the industries, market sectors or territory in which the Group Companies operate (including Pandemic Measures); (v) the announcement of the transactions contemplated by this Agreement (including any impact of the transactions contemplated by this Agreement on the relationships with customers or employees); (vi) acts of God or terrorism, any natural disaster, pandemics or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (vii) the failure by any of the Group Companies to meet internal or published projections, forecasts or revenue or earning predictions for any period.

(jj) “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Group Companies taken as a whole.

(kk) “Multiemployer Plan” means any “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

(ll) “Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Group Company or any of its Subsidiaries primarily for the benefit of employees of any Group Company or one or more of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

(mm) “Ordinary Shares” means the ordinary shares of the Company, each having a nominal value of US$0.01 per share.

(nn) “Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, as applicable, its articles of incorporation, by-laws, articles of association or similar corporate or organizational documents, as amended, supplemented or restated from time to time.

(oo) “Pandemic Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority having jurisdiction over the Group Companies in connection with or in response to COVID-19 or other pandemics.

(pp) “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority, including certificates and licenses to operate manufacturing or storage facilities.

(qq) “Person” means any individual, corporation, partnership, trust, limited liability company, association, Governmental Authority or other entity.

(rr) “Plan” means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Group Company or any ERISA Affiliate or with respect to which any Group Company or any ERISA Affiliate may have any liability.

(ss) “Redeemable A Shares” means the redeemable A shares of the Company, nominal value US$0.01 per share.

(tt) “Redeemable B Shares” means the redeemable B shares of the Company, nominal value US$0.01 per share.

(uu) “Remediation Plan” means a plan to remediate and correct certain deficiencies and other issues identified as a result of the Internal Investigation, as set forth in Exhibit D.

(vv) “Restatement” means the restatement of the Company’s financial statements for the fiscal year ended December 31, 2023, to be filed with the SEC under Form 20-F.

(ww) “Santana” means Santana S.A., a Chilean sociedad anónima.

(xx) “SEC” means the Securities and Exchange Commission.

(yy) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(zz) “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing Ordinary Shares).

(aaa) “Specified Indemnity” means any Loss to the Company deriving from any “illegal acts” performed by any of the Company’s directors or officers and identified under the Internal Investigation, to the extent that such Loss is not covered by any insurance policy of any of the Group Companies, including any Company’s directors and officers (D&O) insurance policy.

(bbb) “Subscription and Conversion Agreements” means, collectively, (i) that certain Subscription and Conversion Agreement to be entered into between the Company and Hoche on or about the Closing Date, pursuant to which Hoche will be issued by the Company certain Ordinary Shares and a certain warrant, upon the conversion of the Hoche Secured Convertible Notes, (ii) that certain Subscription and Conversion Agreement to be entered into between the Company and Santana, ST Commercial and Flying Fish Ventures on or about the Closing Date, pursuant to which Santana, ST Commercial and Flying Fish Ventures will be issued by the Company certain Ordinary Shares and a certain warrant, upon the conversion of the Hoche Secured Convertible Notes; and (iii) that certain Subscription and Conversion Agreement to be entered into between the Company and Chemo and Becaril on or about the Closing Date, pursuant to which Chemo and Becaril will be issued by the Company certain Ordinary Shares and a certain warrant, upon the conversion of the Hoche Secured Convertible Notes.

(ccc) “Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). The term “Subsidiaries” shall have a correlative meaning.

(ddd) “ST Commercial” means Saint Thomas Commercial S.A., a Panamanian sociedad anónima.

(eee) “Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Tax Governmental Authority.

(fff) “VWAP” means the volume-weighted average price per share, rounded to the nearest four decimal points, of the Ordinary Shares of the Company traded over-the-counter (OTC) or on any stock exchange, for the relevant period.

3. Representations and Warranties of the Group Companies. The Company hereby represents and warrants to the Investor, as of the Effective Date and as of the Closing Date, as follows:

3.1 Organization. The Company is a public limited liability company (société anonyme), duly incorporated and validly existing under the Laws of the Grand Duchy of Luxembourg. Each of the Subsidiaries of the Company is duly organized and validly existing under the Laws of its respective jurisdiction of organization. The Company and each Subsidiary of the Company has the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.2 Authority Execution. The Company has corporate power and authority to execute and deliver this Agreement, and, subject to the Board Resolutions, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the Board Resolutions, the execution, delivery and performance by the Company of this Agreement, the performance by the Company of its obligations and the consummation of the transactions provided for herein have been duly and validly authorized, including by all necessary corporate action. This Agreement has been duly and validly executed by the Company and, subject to the Board Resolutions, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.3 Capitalization.

(a) As of the Effective Date, the authorized capital stock of the Company consists of (i) 2,600,000,000 Ordinary Shares, of which 112,824,183 Ordinary Shares are issued and outstanding, (ii) 4,000,000 Redeemable A Shares, all of which are issued and held in treasury, and (iii) 4,500,000 Redeemable B Shares, all of which are issued and held in treasury. All of the issued Ordinary Shares, Redeemable A Shares and Redeemable B Shares were validly issued, fully paid and non-assessable. As of the Effective Date, the Company has issued (i) 23,375,000 warrants that are outstanding, each entitling their holders to purchase one Ordinary Share at an exercise price of US$11.50 per share; and (ii) the Hoche Secured Convertible Notes convertible into Ordinary Shares and the Hoche Warrant.

(b) Except as set forth in Section 3.3(a), as of the Effective Date, there are no outstanding or authorized (i) capital stock, equity securities or voting securities of the Company, (ii) securities of Company or any Subsidiary convertible into or exchangeable for capital stock, equity securities or voting securities of the Company or (iii) other than as contemplated by the Debt Restructuring, the Debt Conversion or the Equity Raise, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or equity securities, voting securities or securities convertible or exchangeable for such shares of capital stock or other equity interests or voting securities of the Company or any of its Subsidiaries.

(c) The Subsidiaries of the Company, as of the Effective Date, are listed in Schedule 3.3, attached hereto.

3.4 Valid Issuance of Shares. The Shares have been duly authorized and, when issued pursuant to the terms of this Agreement and the Board Resolutions at the Closing, will be validly issued, fully paid and non-assessable, free and clear of any Encumbrances (other than Encumbrances imposed by the Organizational Documents of the Company in effect as of the Effective Date, and applicable securities laws), and will not have been issued in violation of any preemptive rights, rights of first refusal or offer, or registration rights. Each Share entitles the holder thereof to one vote.

3.5 No Conflicts. The execution by the Company of this Agreement, the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and, at the Closing, will not (A) conflict with or violate any provision of the Company’s or any of its Subsidiaries’ Organizational Documents, (B) result in a breach of or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations pursuant to, any note, bond, mortgage, contract, confidentiality agreement or similar agreement, lease, license, or any other agreement to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ properties or assets are bound or affected, or (C) violate or conflict with, constitute a breach of or default under, any Judgment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its properties are bound; except, in the cases of each of items (B) and (C) above, for any conflict, violation, breach, default, termination, amendment, acceleration, cancellation, right or Encumbrance which, individually, would not materially and adversely affect any of the Group Companies or materially impair the Company’s ability to consummate the transactions contemplated hereby.

3.6 Consents, Filings and Approvals. Assuming the accuracy of the representations made by the Investor in Section 4 of this Agreement, no consent, approval, notification, authorization or order of, or declaration, filing or registration with any Governmental Authority or other third party is required to be obtained or made by or with respect to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except: (A) as may have already been obtained or will be obtained prior to the Closing, (B) as may be required under the Securities Act, the Exchange Act or state securities laws, or (C) for cases where the failure to obtain (or give or make, as applicable) such consent, approval, notification, authorization, order, declaration, filing or registration, individually or in the aggregate, would not materially and adversely affect the Company and its Subsidiaries, taken as a whole, or the Company’s ability to consummate the transactions contemplated hereby.

3.7 Private Placement. Assuming the accuracy of the representations made by the Investor in Section 4 of this Agreement, no registration under the Securities Act or any state or non-US securities (or Blue Sky) Laws is required for the offer and sale of the Shares by the Company to the Investor as contemplated hereby.

3.8 Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be, and will not be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.9 No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of Ordinary Shares by any form of general solicitation or general advertising in connection with the transactions contemplated hereby. The Company has offered the Shares for sale only to the Investor and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act. Neither the Company nor any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any Person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares, as contemplated hereby, to the registration provisions of the Securities Act.

3.10 Litigation. Except as set forth in Schedule 3.10 attached hereto, there is no claim, action, lawsuit, proceeding, arbitration, summons, or investigation of any nature (civil, criminal, regulatory, or otherwise) in Law or in equity, pending or, to the Company’s Knowledge, threatened in writing, against any Group Company in any court or before any Governmental Authority where (i) the Losses claimed against such Group Company exceed US $500,000, or (ii) where an injunctive relief prohibiting the consummation of the Equity Raise and other transactions contemplated herein is being sought (each, a “Material Litigation”).

3.11 Compliance with Applicable Laws. Except for any of the matters discovered as a result of the Internal Investigation, no Group Company is in conflict with, or in default, breach or violation of, any Law, including environmental Laws, employment Laws, as well as any Laws applicable to the production, quality control, labeling, storage, advertising, distribution and sale, and recall of pharmaceutical products, applicable to such Group Company or by which any property or asset of such Group Company is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not result, individually or in the aggregate, in a Material Adverse Effect.

3.12 Property. Except as set forth in Schedule 3.12 attached hereto, the Group Companies have good and valid title to, or a valid leasehold interest in, all their respective material assets and properties, free and clear of all Encumbrances, except for (i) Encumbrances consisting of easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, (ii) liens for Taxes not yet due and payable or which may thereafter be paid without penalty, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances securing amounts that are not past due, (iv) other imperfections of title which do not, individually or in the aggregate, materially impair the continued use or operation of any real property or personal property of the Group Companies to which they relate, (v) security interest over a cash collateral or similar account and the cash held in any such account securing amounts that are not past due, and (vi) any other Encumbrances that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets (“Permitted Encumbrances”). With respect to the property and assets it leases, except as set forth in Schedule 3.12 attached hereto, each Group Company is in material compliance with such leases and holds a valid leasehold interest free of any Encumbrances, other than Permitted Encumbrances or Encumbrances of the lessors of such property or assets.

3.13 SEC Matters; Internal Investigation. The Company has made available to the Investor accurate and complete copies of all material correspondence through the Effective Date between the SEC, on the one hand, and the Company, on the other hand, including comment letters from the staff of the SEC, relating to the documents and records filed by Company with the SEC (the “Company SEC Documents”) containing unresolved comments and all written responses of the Company thereto. To the Company’s Knowledge, as of the Effective Date, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. As of the Effective Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Document. To the Company’s Knowledge, no litigation, including any class action litigation or an effort to certify a litigation class, is currently underway in connection with the facts and circumstances reviewed under the Internal Investigation, including, without limitation, the Restatement. As of the Effective Date, the Company’s external auditor, Deloitte & Touche, S.A.S., has not, to the Company’s Knowledge, given notice to the Company of its intention to resign or terminate its relationship as external auditor to the Company prior to finalizing its audit in connection with the Restatement.

3.14  Permits. Products. None of the Group Companies has received in the twenty-four (24) months prior to the Effective Date, any written notice of, or been formally charged in writing by a Governmental Authority with, the violation of any Laws applicable to the ownership or operation of the business of each Group Company (including Laws applicable to manufacturing processes, quality and storage standards for the products sold by the Group Companies) that would be reasonably expected to result in more than US$500,000 in Losses. No product recall is currently underway or, to the Company’s Knowledge, anticipated. Except as set forth in Schedule 3.14 attached hereto, each Group Company owns or possesses all material Permits required under applicable Law to operate its business in the ordinary course of business consistent with past practices, and is current in the payment of any fees required to maintain such material Permits.

3.15 Transactions With Related Parties. Except (i) as set forth in Schedule 3.15, (ii) for the purchase or sale of supplies, products, ingredients or inventory in the ordinary course of business of such Group Company, or (iii) if on terms no less favorable to such Group Company than those that could be obtained at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate, as of the Effective Date, none of the Group Companies is a party to any contracts, transactions or other arrangements required to be disclosed under Item 7.B of SEC Form 20-F.

3.16 No Unlawful Payments. No Group Company nor, to the Company’s Knowledge, any director, officer, employee or agent of the Group Companies has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-bribery or anti-corruption Law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.

3.17 No Conflicts with Sanctions Laws. None of the Group Companies nor, to the Company’s Knowledge, any director, officer, employee or agent is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is any of the Group Companies located, organized or resident in a country or territory that is the subject or target of any of Sanctions, including, without limitation, the Crimea region of Ukraine, Kherson, Zaporhizhia, Cuba, Iran, Venezuela, North Korea, Syria, Sudan, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic or any other Covered Region of Ukraine (each, a “Sanctioned Country”). For the past three years, none of the Group Companies (i) have, to the Company’s Knowledge, engaged in or are now, to the Company’s Knowledge, engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions; and (ii) have been controlled by an entity or person that is or was the subject or the target of Sanctions or located in a Sanctioned Country.

3.18 Indebtedness and Other Financial Information. Schedule 3.18(a) attached hereto includes a list of all financial indebtedness of the Group Companies (other than any financial indebtedness owed by a Group Company to another Group Company), with reference to name of lender and principal terms of such indebtedness as of January 31, 2025. The financial information of the Group Companies in the audited consolidated balance sheet as at December 31, 2023 and the related statements of income, in each case as included in the Restatement, shall not be, as a whole, more detrimental to the Group Companies than the financial information of the Group Companies in the unaudited consolidated balance sheet as at December 31, 2023 and the related statements of income, in each case as set forth in Schedule 3.18(b), except to the extent it would not result, individually or in the aggregate, in a Material Adverse Effect.

3.19 Tax Matters.

(a) All Tax returns required to be filed on or before the Closing Date by each Group Company have been, or will be, timely filed (taking into account any extension of time within which to file). All materials Taxes due and owing by the Group Companies (whether or not shown on any Tax return) have been, or will be, timely paid, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax returns) being contested in good faith.

(b) There are no Encumbrances for Taxes upon the assets of any Group Company, other than Permitted Encumbrances.

(c) There is no claim, audit, action, lawsuit, proceedings, examination, or investigation now pending or, to the Company’s Knowledge, threatened in writing against or with respect to any Group Company in respect of a material amount of Taxes, the non-payment of which would result in an Encumbrance on a Group Company.

(d) Other than ordinary course routine audits, no Group Company has received any written notice for an audit of any material Taxes that has not been resolved or completed for a Tax period which the statute of limitations for assessments remains open.

3.20 Intellectual Property.

(a) Each of the Group Companies owns or has the right to use all Intellectual Property that is exclusively used in, and material to, the conduct of the business of the Group Companies as currently conducted. Except as set forth on Schedule 3.20, there is no lawsuit pending or, to the Company’s Knowledge, threatened in writing against any Group Company by any third party contesting the ownership, use, infringement or misappropriation by any Group Company of any owned Intellectual Property which could reasonably be expected to result in damages in excess of US$500,000.

(b) Except as set forth of Schedule 3.20, to the Company’s Knowledge, the operation of the business of each Group Company, as currently conducted by such Group Company is not infringing or misappropriating any Intellectual Property of any third party in any material respect.

3.21 Insurance.

(a) Schedule 3.21 sets forth a list of material insurance policies under which the Group Companies are insured as of the Effective Date (the “Material Insurance Policies”). As of the Effective Date, all Material Insurance Policies are in full force and effect. None of the Group Companies have received written notice in the twelve (12) months prior to the Effective Date threatening cancellation or non-renewal of any of the Material Insurance Policies.

(b) Each of the Group Companies party to the Material Insurance Policies is in material compliance with the terms of such Material Insurance Policies, and is not in default for the failure to pay any premiums due and payable thereunder.

(c) Except as set forth on Schedule 3.21, in the twelve (12) months prior to the Effective Date, none of the Group Companies have had (A) any insurance claim relating exclusively to their respective business in excess of US$500,000 rejected or payment with respect thereto denied for such claim, or (B) the policy limit under any Material Insurance Policy exhausted.

3.22 No Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Group Companies.

3.23 Compliance with ERISA.

(a) The Group Companies and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Group Companies nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA) except for any such liability that would not result in a Material Adverse Effect, and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Group Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Group Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value within the meaning of Section 3 of ERISA of the aggregate benefit liabilities within the meaning of Section 4001 of ERISA under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value within the meaning of Section 3 of ERISA of the assets of such Plan allocable to such benefit liabilities by an amount that would result in a Material Adverse Effect.The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the applicable Group Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that would result in a Material Adverse Effect.

(c) The Group Companies and their respective ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would result in a Material Adverse Effect or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate would result in a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the applicable Group Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of any Group Company would not result in a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Shares hereunder will not involve a non-exempt prohibited transaction under Section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect.All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by any Group Company have been paid or accrued as required, except where failure so to pay or accrue would not be reasonably expected to have a Material Adverse Effect.

4. Representations and Warranties of the Investor. The Investor, severally but not jointly, hereby represents and warrants to the Company, as of the Effective Date and as of the Closing Date, as follows:

4.1 Organization. The Investor is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

4.2 Authority Execution. The Investor has the power and authority or capacity, as the case may be, and has taken all action necessary, to execute this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. To the extent the Investor is a legal entity, the execution and performance by the Investor of this Agreement, the performance by the Investor of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable. This Agreement has been duly and validly executed by the Investor, and constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3 No Conflicts. The execution by the Investor of this Agreement, the performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby do not and, at the Closing, will not (A) conflict with or violate any provision of its Organizational Documents, (B) result in a breach of or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations pursuant to, any note, bond, mortgage, contract, confidentiality agreement or similar agreement, lease, license, or other agreement to which the Investor is a party or by which the Investor’s properties or assets are bound or affected, or (C) violate or conflict with, constitute a breach of or default under, any Judgment to which the Investor is a party or by which the Investor or any of its properties are bound; except, in the cases of each of items (B) and (C) above, for any conflict, violation, breach, default, termination, amendment, acceleration, cancellation, right or Encumbrance which would not materially impair the Investor’s ability to consummate the transactions contemplated hereby.

4.4 Own Account. The Investor understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law.

4.5 Restrictive Legend. The Investor agrees that any certificates or book-entry positions representing the Shares may, at the discretion of the Company, contain one or all of the following legends:

(a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS AVAILABLE.

(b) Any legend required by the securities laws of any jurisdiction, including any state, to the extent such laws are applicable to the Shares.

4.6 Investor Status. The information in the Investor Questionnaire completed by the Investor is true and accurate in all respects. At the time the Investor was offered Shares, it was, and as of the Closing Date, the Investor is or will be either: (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

4.7 Experience of Investor. The Investor, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

4.8 General Solicitation. The Investor is not purchasing Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.9 Access to Information. The Investor has conducted its own independent investigation, review and analysis of the Company, including the Company’s business, results of operations, prospects, condition (financial or otherwise) and assets, and acknowledges that it has been provided (i) the opportunity to ask such questions as the Investor has deemed necessary of, and to receive answers from, Representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; and (ii) access to certain personnel, books and records, and other documents, data and information about the Company and its financial condition, results of operations, business, properties, management and prospects (including, the reports prepared by accounting and legal advisors of the Company on the Company’s Internal Investigation) in connection with Investor’s evaluation of its investment. The Investor has consulted, to the extent deemed appropriate by the Investor, with the Investor’s own advisers as to the financial, tax, legal, accounting, regulatory and related matters concerning an investment in such Shares and on that basis understands the financial, tax, legal, accounting, regulatory and related consequences of an investment in such Shares, and believes that an investment in the Shares is suitable and appropriate for the Investor in accordance with the terms of this Agreement.

4.10 Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder and any other purchase of securities of the Company in an offering by the Company, the Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Investor first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.

4.11 Foreign Investor. The Investor is not a United States person (as defined by Section 7701(a)(30) of the Code) and hereby represents that it has satisfied itself as to the full observance of the Laws of all jurisdictions applicable to the Investor in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within all such jurisdictions for the purchase of the Investor’s Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Investor’s Shares. The Investor’s subscription and payment for and continued beneficial ownership of its Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.

4.12 No Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor or any of its Affiliates.

4.13 Financial Wherewithal. The obligations of the Investor under this Agreement are not subject to any conditions regarding the Investor’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.14 No Additional Representations.

(a) The Investor has conducted to the Investor’s satisfaction its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Company, its Subsidiaries, their businesses and their operations, assets, condition (financial or otherwise) and prospects. The Investor has been represented by, and had the assistance of, counsel in the conduct of the Investor’s due diligence, the preparation and negotiation of this Agreement, and the consummation of the transactions contemplated hereby.

(b) THE INVESTOR ACKNOWLEDGES AND AGREES THAT OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, NONE OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY TO THE INVESTOR OR ANY OF THE INVESTOR’S AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO THE COMPANY OR ANY OF ITS AFFILIATES, THE SHARES, OR THE ASSETS OR LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES.

5. Conditions to the Investor’s Obligations at the Closing. The obligation of the Investor to subscribe for and purchase the Shares at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Investor:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) as of the Closing.

5.2 Performance. The Company shall have performed and complied in all material respects with all covenants and obligations contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

5.3 No Material Adverse Effect. From the Effective Date through the Closing Date, no Material Adverse Effect shall have occurred.

5.4 No SEC Action. The SEC shall have not notified or informed the Company that it has commenced any investigation against the Company or shall have not issued, or threatened in writing to issue, any Judgment against the Company.

5.5 Judgment Restraining Transactions. No Governmental Authority shall have issued a Judgment restraining or enjoining any of the transactions contemplated hereby.

5.6 Qualifications. All authorizations, approvals (including the Company Shareholders’ Approval) or Permits, if any, of any Governmental Authority that are required in connection with the lawful issuance, purchase, sale and subscription of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.7 Debt Restructuring. Each of the Group Companies party to the Category Four Loan Agreements shall have entered into definitive binding agreements with the Category Four Lenders to amend the Category Four Loan Agreements (the “Binding Debt Restructuring Documents”) which may include the conversion of a portion of the Company’s debt into Ordinary Shares (the “Debt Conversion”), and shall include the terms set forth in Schedule 5.7 attached hereto (the “Debt Restructuring”).

5.8 Equity Raise. The Company shall have received US$90,000,000 as part of the Equity Raise, including all amounts committed to be funded by the Investor under this Agreement.

5.9 Debt Conversion. The Debt Conversion shall not have resulted in the Category Four Lenders aggregately holding more than (i) 9.23% of the Company’s issued and outstanding shares of capital stock or, (ii) if the Hoche Warrant has been exercised in full, 8.65% of the Company’s issued and outstanding shares of capital stock.

5.10 Company Shareholders’ Approval. The Company Shareholders’ Approval shall have been obtained and remain in full force and effect following the Board Resolutions.

5.11  Issuance of the Shares. After payment in full of the Subscription Amount by the Investor to the Company, the Company shall have issued, sold and delivered the Shares to the Investor in accordance with Section 1.3(b)(i).

6. Conditions to the Company’s Obligations at the Closing. The obligations of the Company to sell and issue the Shares to the Investor at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Company:

6.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) as of the Closing.

6.2 Performance. The Investor shall have performed and complied with all covenants and obligations contained in this Agreement that are required to be performed or complied with by the Investor on or before the Closing.

6.3 Qualifications. All authorizations, approvals or Permits, if any, of any Governmental Authority that are required in connection with the lawful issuance, purchase, sale and subscription of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.4 Payment in full of the Subscription Amount. The Investor shall have paid the full Subscription Amount by wire transfer of immediately available funds in U.S. dollars to the bank account designated by the Company in accordance with Section 1.3(a)(iii).

6.5 Equity Raise. The Company shall have received US$90,000,000 as part of the Equity Raise, including all amounts committed to be funded by the Investor under this Agreement.

6.6 Company Shareholders’ Approval. The Company Shareholders’ Approval shall have been obtained and remain in full force and effect, following the Board Resolutions.

7. Company’s Covenants.

7.1 Debt Restructuring. Promptly after the Effective Date, the Company shall use commercially reasonable efforts to enter into, and cause the Group Companies party to the Category Four Loan Agreements to enter into, the Binding Debt Restructuring Documents that shall include the terms set forth in Schedule 5.7 attached hereto, and exercise its commercially reasonable efforts to take, or cause to be taken, appropriate action, and do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Debt Restructuring as soon as reasonably practicable, including, without limitation, obtaining all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (and consents, approvals and agreements of Persons other than Governmental Authorities, including the Company Shareholders’ Approval) necessary for the consummation of the Debt Restructuring.

7.2 Equity Raise.

(a) The Company shall use commercially reasonable efforts to cause the consummation of the Equity Raise, and exercise its commercially reasonable efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Equity Raise as soon as reasonably practicable, but no later than the Outside Date, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authority (and consents, approvals and agreements of Persons other than Governmental Authority, including the Company Shareholders’ Approval) necessary for the consummation of the Equity Raise.

(b) Notwithstanding anything else set forth in this Agreement, the Company, upon (i) becoming aware of any termination (or purported termination) of any of the subscription agreements (including this Agreement), entered into by the Company with any Person in connection with the Equity Raise (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”), or (ii) not expecting to receive any portion of the full amount of the Equity Raise on the terms, in the manner or from the sources contemplated by the Subscription Agreements, shall have the right to amend one or more Subscription Agreements or enter into one or more new subscription agreements with any Person, as required to consummate, and obtain the full amount of, the Equity Raise; provided that such transactions shall (x) not be under terms less favorable to the Company than those contained in this Agreement, when considered as a whole, (y) be at a price of US$ 0.06313 per Ordinary Share of the Company, and (z) not cause the amount of the Equity Raise to exceed US$90,000,000, provided that the Company may not amend a Subscription Agreement entered into with any other party which has fully complied with the terms thereunder without the written consent of the Investor.

7.3 [Intentionally Omitted].

7.4 Inspection. Except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligations), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to the Investor and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (“Representatives”) reasonable access during the period commencing on the Effective Date and ending on the Closing Date, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information that are in the possession or control of the Company or its Subsidiaries concerning the affairs of the Company or any of its Subsidiaries as such Representatives may reasonably request for the purposes of and in connection with the transactions contemplated hereby, including, without limitation, the status of the negotiations with the Category Four Lenders and drafts of the Binding Debt Restructuring Documents . All information obtained from the Company or its Subsidiaries by the Investor or its Representatives pursuant to this Section 7.4 shall be subject to the confidentiality and/or non-disclosure agreement entered into by the Investor and the Company in connection with the Equity Raise (the “Confidentiality Agreement”).

7.5 Conduct of Business. From the Effective Date until the earlier of the Closing or termination of this Agreement pursuant to Section 8, the Company shall and shall cause the Group Companies to use their commercially reasonable efforts to preserve intact their respective business organizations and assets, and to maintain in effect all of its material Permits. Except (i) as required by applicable Law, (ii) as expressly contemplated or permitted by this Agreement, or (iii) as contemplated and in furtherance of the Equity Raise, the Debt Restructuring, Debt Conversion, the Hoche Secured Convertible Note Subscription Agreement, the Hoche Secured Convertible Notes, the Hoche Warrant, the Hoche Secured Convertible Notes Assignment Agreements, the Hoche Warrant Assignment Agreements, the Subscription and Conversion Agreements, each Indemnification Agreement, the Company Shareholders’ Approval, or the Board Resolutions, from the Effective Date until the earlier of the Closing or termination of this Agreement pursuant to Section 8, the Company shall not (and shall cause any other Group Company not to):

(a) issue (other than to any other Group Company) (A) any capital stock of any Group Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any capital stock of any Group Company;

(b) transfer or Encumber any of the Group Companies’ material assets, other than as a result of a Permitted Encumbrance or any transfer or Encumbrance in the ordinary course of the Group Companies’ business;

(c) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; or

(d) amend the Organizational Documents of the Company.

7.6 Remediation Plan. The Company shall continue adopting and implementing all reasonable measures, as needed to remediate and correct the deficiencies and other weaknesses identified under the Internal Investigation, including those measures in the Remediation Plan set forth in Exhibit D.

8. Termination.

8.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and all the transactions contemplated herein abandoned at any time prior to Closing only:

(a) by written consent of the Investor and the Company;

(b) by the Investor, if the Investor is not in material breach of its obligations under this Agreement and the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5, (ii) is not capable of being cured, or if curable, is not cured prior to the earlier of (A) thirty (30) days after the giving of notice thereof by the Investor and (B) the Outside Date, and (iii) has not been waived by the Investor;

(c) by the Company, if the Company is not in material breach of its obligations under this Agreement and the Investor breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6, (ii) is not capable of being cured, or if curable, is not cured prior to the earlier of (A) thirty (30) days after the giving of notice thereof by the Company and (B) the Outside Date, and (iii) has not been waived by the Company;

(d) by the Investor or the Company, upon written notice to the other, if the Closing shall not have occurred on or before May 30, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party hereto that is in material default or breach of any provision of this Agreement, which default or breach has been a cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(e) by either the Investor or the Company in the event that (i) there shall be any Law, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Judgment restraining or enjoining the transactions contemplated hereby, and such Judgment shall have become final and non-appealable.

The party seeking to terminate this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other parties.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (A) this Section 8 and Section 10 shall survive the termination of this Agreement as applicable and in accordance with their terms and (B) that nothing herein shall relieve any party hereto from any liability for Fraud or any willful breach of this Agreement or any agreement made as of the Effective Date or subsequent thereto pursuant to this Agreement.

9. Survival and Limitation on Liability.

9.1 Survival of Representations and Warranties and Covenants.

(a) Subject to Section 8, (i) the representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Authority; Execution), Section 3.3 (Capitalization), Section 3.4 (Valid Issuance of Shares) and Section 3.22 (No Finder’s Fee) (collectively, the “Company Fundamental Representations”) shall survive the Closing and remain in full force and effect until the expiration of the relevant statute of limitations under applicable Law; (ii) all other representations and warranties of the Company contained in Section 3 shall survive the Closing and remain in full force and effect and for a term of six (6) months after the date of filing of the Restatement with the SEC; and (iii) the Specified Indemnity shall survive the Closing and remain in full force and effect and for a term of twelve (12) months after the date of filing of the Restatement with the SEC.

(b) Subject to Section 8, (i) the representations and warranties of the Investor contained in Section 4.1 (Organization), Section 4.2 (Authority; Execution) and Section 4.12 (No Finder’s Fee) (collectively, the “Investor Fundamental Representations”) shall survive the Closing and remain in full force and effect until the expiration of the relevant statute of limitations under applicable Law; and (ii) all other representations and warranties of the Investor contained in Section 4 shall survive the Closing and remain in full force and effect for a term of twelve (12) months after the Closing Date.

(c) The covenants and other agreements of the parties set forth herein (other than the covenants which by their terms are to be performed prior to the Closing and which shall survive the Closing for a period of six (6) months after the Closing Date) that by their nature are required to be performed following the Closing Date shall survive, and thus a claim may be brought in respect of a breach thereof, until the last date on which each such covenant was required to be performed.

(d) Notwithstanding anything to the contrary in this Section 9.1, in the event a Claim Notice is properly delivered in good faith under Section 9.3 by an Indemnified Party in connection with a claim for Losses related to, or arising out of, an inaccuracy or breach in any representation, warranty, covenant or agreement during the time periods provided for in Sections 9.1(a), (b) or (c) (the last day of each survival period, the “Expiration Date”), such representation, warranty, covenant or agreement will continue to survive until such claim is finally resolved by a Judgment that has become final and non-appealable. Following the corresponding Expiration Date, no claim for indemnification may be made or pursued (except as expressly permitted by the immediately preceding sentence) with respect to such representation and warranty, covenant or agreement.

9.2 Indemnification.

(a) From and after the Closing Date and subject to the provisions of this Section 9 (including Section 9.4), the Company shall indemnify, defend and hold harmless the Investor and its respective Representatives, employees, Affiliates, successors and assigns (each, an “Investor Indemnified Party” and collectively, the “Investor Indemnified Parties”) from and against any and all Losses incurred by any or all of them resulting from: (i) any breach or inaccuracy of any of the representations and warranties made by the Company in Section 3, (ii) any breach of or failure to perform any covenant, agreement, or obligation to be performed by the Company under this Agreement, (iii) the Specified Indemnity, or (iv) any dilution suffered by the Investor, net of any Losses indemnified to the Investor under this Agreement for substantially the same events or circumstances, as a result of the Company indemnifying any Person for a claim that is not a third party claim under (A) Section 9.2(a)(i) or Section 9.2(a)(iii) of any other Subscription Agreement (excluding, for the avoidance of doubt, this Agreement) entered into by the Company with one or more Persons in connection with the Equity Raise, (B) Section 7.2(a)(i) or Section 7.2(a)(iii) of the Subscription and Conversion Agreements and/or (C) for any breaches of representations and warranties of the Company under the definitive agreements entered into by the Company and the Category Four Lenders pursuant to which the Company issued Ordinary Shares to such Category Four Lenders as part of the Debt Conversion.

(b) From and after the Closing Date and subject to the provisions of this Section 9 (including Section 9.4), the Investor shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives, employees, Affiliates, successors and assigns (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses incurred by any or all of them resulting from: (i) any breach or inaccuracy of any of the representations and warranties made by the Investor in Section 4, or (ii) any breach of or failure to perform any covenant, agreement, or obligation to be performed by the Investor under this Agreement.

9.3 Indemnification Procedures

(a) In order for any Investor Indemnified Party or a Company Indemnified Party (either one, as applicable, “Indemnified Party”) to be entitled to any indemnification provided under this Section 9, the Indemnified Party must give reasonably prompt written notice of such claim (“Claim Notice”) to the party from whom indemnification is sought (“Indemnifying Party”); provided, however, that so long as such Claim Notice is given within the applicable time period set forth in Section 9.1, no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced by reason of such delay. Each Claim Notice shall be in writing and (i) shall specify in reasonable detail the basis for indemnification claimed by the Indemnified Party, (ii) shall include copies of all available material written evidence thereof, provided that if such Claim Notice is being given with respect to a Third Party Claim, such Claim Notice shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party, and (iii) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.

(b) Promptly after receipt by an Indemnified Party of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Section 9, the Indemnified Party shall give reasonably prompt written notice thereof in the form of a Claim Notice to the Indemnifying Party pursuant to Section 9.3(a). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(c) The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Third Party Claim that is the subject of a Claim Notice given by or on behalf of any Indemnified Party. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any such Third Party Claim, it shall, as soon as reasonably practicable, but in any event within a term of thirty (30) days following the date of delivery by the Indemnified Party of the Claim Notice with respect to such Third Party Claim (the “Dispute Period”), notify the Indemnified Party of its intent to do so; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party and, in the reasonable opinion of outside counsel to the Indemnified Party, cannot reasonably be separated from any related claim for money damages. If such injunction or other equitable relief portion of such Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Third Party Claim within the Dispute Period, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim. Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not consent to the entry of any Judgment or enter into any compromise or settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such Judgment, compromise or settlement involves solely the payment of money, without any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party.

(d) If the Indemnifying Party elects not to, or does not elect within the Dispute Period to, defend against, negotiate, settle or otherwise handle any Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise handle such Third Party Claim and seek indemnification from the Indemnifying Party for any and all Losses (subject to the limitations set forth in Section 9 (including Section 9.4)) based upon, arising from or relating to such Third Party Claim; provided, that the Indemnified Party shall not consent to the settlement of, or the entry of any Judgment arising out of or in connection with, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including the retention and, upon request, provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanations of any materials provided hereunder in a timely manner.

9.4 Limitations on Indemnification.

(a) The amount of any Losses for which indemnification is provided under this Section 9 shall be net of any amounts (i) recovered by an Indemnified Party or its Affiliates under or pursuant to any insurance policy, and (ii) recovered by any such Person from any third party with respect to such Losses. In the event that any such recovery is made by an Indemnified Party or its Affiliates with respect to any Losses, as applicable, for which any such Indemnified Party has been indemnified hereunder and has received funds in the amount of such Losses, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

(b) Notwithstanding anything herein to the contrary, (i) the Company shall not be liable to the Investor Indemnified Parties for any Loss pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii) (any such Loss, an “Investors Applicable Loss”) if the sum total of (X) such Investors Applicable Loss and (Y) all other Losses that arise from the same or from one or more similar or related events, occurrences or circumstances as such Investors Applicable Loss, does not, in the aggregate, exceed an amount equal to US$ 100,000 (the “De Minimis Exclusion”), and no claim for an Investors Applicable Loss that does not exceed the De Minimis Exclusion shall be considered in determining the amount of Losses under Section 9.2(a)(i) or Section 9.2(a)(iii) unless the sum total of (A) such Investors Applicable Loss and (B) any other Losses arising from the same or from one or more similar or related events, occurrences or circumstances as such Investors Applicable Loss, shall exceed, in the aggregate, the De Minimis Exclusion; (ii) the Company shall not be liable to the Investor Indemnified Parties for any Losses pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii), other than in respect of Fraud or breach of any Company Fundamental Representation, until the aggregate amount of such Losses (excluding, for the avoidance of doubt, any Losses pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii) which do not exceed the De Minimis Exclusion) exceeds an amount equal to US $1,000,000, at which time the Company shall be liable for the entire amount of all such Losses, subject to the other limitations herein; (iii) the Company shall not be liable to the Investor Indemnified Parties for any Losses pursuant to Section 9.2(a)(i), other than in respect of Fraud or breach of any Company Fundamental Representation, in excess of US $1,050,000, subject to the other limitations herein; (iv) the Company shall not be liable to the Investor Indemnified Parties for any Losses pursuant to Section 9.2(a)(iii), other than in respect of Fraud, in excess of US $1,575,000, subject to the other limitations herein; and (v) the Company shall not be liable to the Investor Indemnified Parties for any Losses arising under or in connection with this Agreement, other than in respect of Fraud, in excess of the Subscription Amount, subject to the other limitations herein.

(c) Notwithstanding anything herein to the contrary, (i) the Investor shall not be liable to the Company Indemnified Parties for any Loss pursuant to Section 9.2(b)(i) (any such Loss, a “Company Applicable Loss”) if the sum total of (X) such Company Applicable Loss and (Y) all other Losses that arise from the same or from one or more similar or related events, occurrences or circumstances as such Company Applicable Loss, does not, in the aggregate, exceed the De Minimis Exclusion and no claim for a Company Applicable Loss that does not exceed the De Minimis Exclusion shall be considered in determining the amount of Losses under Section 9.2(b)(i) unless the sum total of (A) such Company Applicable Loss and (B) any other Losses arising from the same or from one or more similar or related events, occurrences or circumstances as such Company Applicable Loss, shall exceed, in the aggregate, the De Minimis Exclusion; (ii) the Investor shall not be liable to the Company Indemnified Parties for any Losses pursuant to Section 9.2(b)(i), other than in respect of Fraud or breach of any Investor Fundamental Representation, until the aggregate amount of such Losses (excluding, for the avoidance of doubt, any Losses pursuant to Section 9.2(b)(i) which do not exceed the De Minimis Exclusion) exceeds an amount equal to US $1,000,000, at which time the Investor shall be liable for the entire amount of all such Losses, subject to the other limitations herein; (iii) the Investor shall not be liable to the Company Indemnified Parties for any Losses pursuant to Section 9.2(b)(i), other than in respect of Fraud or breach of any Investor Fundamental Representation, in excess of US $1,050,000, subject to the other limitations herein; and (iv) the Investor shall not be liable to the Company Indemnified Parties for any Losses arising under or in connection with this Agreement, other than in respect of Fraud, in excess of the Subscription Amount, subject to the other limitations herein.

(d) Notwithstanding anything herein to the contrary, (i) no Indemnifying Party will have any obligation to indemnify for any Losses until a final, non-appealable Judgment is rendered with respect to such Claim Notice or a written agreement is entered into by the parties; and (ii) where substantially the same events or circumstances qualify under one or more single or multiple claims or under one or more provisions of this Agreement, the Indemnified Party shall not be entitled to double or duplicative recovery of Losses arising out of such events or circumstances, or to calculate its Losses by duplicating or double counting its Losses arising out of such events or circumstances.

(e) In the event that the Company has an obligation to indemnify any Investor Indemnified Party for any Losses under this Section 9, the Company shall, within ten (10) Business Days (or any other date agreed in writing by the Company and such Investor Indemnified Party) after such Losses have been finally determined and are owed by the Company in accordance with Section 9.4(d), at its option, pay the amount of such Losses either by (i) wire transfer of immediately available funds to an account designated in writing by such Investor Indemnified Party, or (ii) issuing a warrant exercisable into Ordinary Shares to such Investor Indemnified Party in the form attached hereto as Exhibit E (the “Indemnity Warrant”), that will entitle such Investor Indemnified Party to a number of Ordinary Shares resulting from the quotient of (x) the amount of such Losses, and (y) the fair market value of an Ordinary Share at the time of the payment obligation, which, to the extent the Ordinary Shares of the Company are traded over-the-counter (OTC) or in any stock exchange, shall be equivalent to the Company’s Ordinary Shares VWAP for the period of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of payment. The Exercise Price (as defined in the Indemnity Warrant) under such Indemnity Warrant shall be US$0.01.

(f) In the event that the Investor has an obligation to indemnify a Company Indemnified Party for any Losses under this Section 9, the Investor shall pay the amount of such Losses within ten (10) Business Days (or any other date agreed in writing by the Investor and such Company Indemnified Party) after such Losses have been finally determined and are owed by the Investor in accordance with Section 9.4(d) by wire transfer of immediately available funds to an account designated in writing by such Company Indemnified Party.

(g) Each Indemnified Party agrees that in the event of any breach giving rise to an indemnification obligation under this Section 9 such Indemnified Party shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party, if so requested by the Indemnifying Party, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).

9.5 Exclusive Remedy. Notwithstanding anything herein to the contrary and subject to the first sentence in Section 10.9, following the Closing Date, the indemnification obligations under this Section 9 shall be the sole and exclusive remedy of the parties (other than remedies based on Fraud) for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement.

10. Miscellaneous.

10.1 Release. The Investor, on behalf of itself and on behalf of its respective Representatives, Affiliates (excluding the Company and its Subsidiaries), assigns and successors and any and all persons or entities claiming by or through any of the foregoing (collectively, the “Investor Releasing Parties”), hereby irrevocably and unconditionally releases, waives and forever discharges fully and finally to the fullest extent permitted by Law, the Company, its Subsidiaries and each of their respective current Representatives, assigns and successors (collectively, the “Company Released Parties”), from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”) that such Investor Releasing Party has or may have in the future for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of time through the date hereof, except for any Claims arising under (i) this Agreement or any other agreement entered into on the Effective Date between the Investor, on the one hand, and any of the Company and/or any of its Subsidiaries, on the other hand, and any of the transactions contemplated hereunder or thereunder and/or (ii) matters not disclosed in writing (which for these written disclosure purposes, shall include any filing on or furnishing to the United States Securities & Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system) by any of the Group Companies to any of the Investors prior to the date hereof ((i) and (ii), collectively, the “Excluded Claims”). The Investor shall not, and shall cause each of the Investor Releasing Parties not to, commence or institute any Claims, including any legal actions, litigation, arbitration or any other legal proceedings of any kind whatsoever, in law or equity, or assert any Claim, demand, action or cause of action against any of the Company Released Parties, arising under or in connection with any matter, cause or thing whatsoever from the beginning of time through the date hereof, except for any Excluded Claims.

10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.3 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal action, suit or proceeding concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action, suit or proceeding is improper or is an inconvenient venue for such proceeding.

10.4 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (A) upon personal delivery to the party to be notified, (B) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (C) five business days after having been sent by an internationally recognized overnight courier. All communications shall be sent to the respective parties at the following physical or e-mail addresses (or to such other physical and e-mail address as a party may have specified by notice pursuant to this provision):

(a) if to the Company:

Procaps Group, S.A.

9 Rue de Bitbourg

L-1273 Luxembourg

Grand Duchy of Luxembourg

Attention: Alejandro Weinstein and Melissa Angelini

E-mail: alexandre@bechutzpah.ch; mangelini@procapsgroup.com

With a copy (without constituting notice) to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention: Antonio Peña

Email: Antonio@gtlaw.com

(b) if to the Investor, to physical or e-mail address set forth on the Investor’s signature pages hereto.

10.8 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

10.9 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

10.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Investor.

10.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, consent or approval of any kind on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement and/or by Law or otherwise afforded to any party hereunder, shall be cumulative and not alternative.

10.13 Press Releases. The Company, on the one hand, and the Investor, on the other, will consult with each other and will mutually agree upon any press release or public announcement pertaining to the transactions contemplated by this Agreement, and shall not issue any such press release or public announcement prior to such consultation and agreement, except for public announcements or filings reasonably deemed required by or appropriate pursuant to applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

10.14 Entire Agreement. This Agreement and the Confidentiality Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

10.15 Legal Counsel. Upon execution and delivery of a counterpart to this Agreement, the Investor acknowledges the following: (a) the Company has retained Greenberg Traurig, LLP (“GT”) in connection with the transactions contemplated in this Agreement; (b) GT is not representing the Investor in connection with any of the transactions contemplated in this Agreement; and (c) the Investor will, if Investor wishes counsel on the transactions contemplated in this Agreement, retain Investor’s own independent counsel at Investor’s own cost and expense.

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